Barco, Inc.
Digital Cinema Division
Equipment Warranty and Support Agreement

This Equipment Warranty and Support Agreement, hereinafter referred to as the “Agreement”, is made and entered into as of the  29th day of March 2011 (“Effective Date”) by and between Digital Cinema Division, a Delaware located at 250 E. Broad Street, hereinafter referred to as the “Exhibitor”, and Barco, Inc., a Delaware corporation, with an office located at 11101 Trade Center Dr., Rancho Cordova, CA 95670, hereinafter referred to as the “Barco”.

1.	Recitals

1.1.	Whereas, Barco digital cinema equipment (“Digital System”) was delivered in Exhibitor’s theatre and these Digital Systems were installed.

1.2.
Whereas, Exhibitor has entered into a Master Digital Cinema and Administrative Agreement (the “MLAA”) with Cinedigm Digital Cinema “CIDM” to help regarding the Exhibitor’s film to digital conversion (the “Conversion”).

1.3.	Whereas, Exhibitor wishes to purchase additional warranty and support services for certain pieces of the Digital System which are defined as Covered Equipment below from Barco.

NOW, THEREFORE, the parties agree as follows:

2.	Covered Equipment. “Covered Equipment” means:

•	Barco Digital Cinema Projector
•	Barco Supplied Third Party Equipment
-	Server Management System (SMS) to the extent of the warranty coverage provided by OEM
-	Theatre Command Center software (TCC) to the extent of the warranty coverage provided by CIDM to Barco
-	Library Management System (LMS) to the extent of the warranty coverage provided by CIDM to Barco
-	Network Equipment (routers, cabling, and switches provided by Barco), to the extent of the warranty coverage provided by OEM.

Each individual item of Covered Equipment (including make, model and serial numbers) is detailed in the attached Exhibit A.  Any item not identified in Exhibit A is expressly not considered Covered Equipment.  Coverage and repair of Covered Equipment is defined in Section 9 below and depends on the package level selected.

3.
Commencement and Duration of Agreement.  The Warranty shall commence immediately upon the date of acceptance of the Covered Equipment by the Exhibitor (“Effective Date”) and shall continue for one year (the “Initial Term”), unless terminated earlier as provided in Section 14.2. This Agreement shall renew automatically for successive one year periods (each, a “Renewal Term”) unless terminated by either Parties as provided in Section 14.2. The Initial Term and the Renewal Term shall be referred to collectively as the (“Warranty Period”).

4.
Warranty Coverage.  Barco warrants that Covered Equipment shall be free from manufacturing defects and defects in material and workmanship during Warranty Period. Notwithstanding the foregoing, Barco warrants that software written by Barco shall perform substantially in accordance with the specifications in effect at the Effective Date.  Software is inherently susceptible to bugs and errors.  Barco makes no warranties with respect to the software which is provided on an "as-is" basis and does no warrant uninterrupted or error-free operation of the Products. Barco’s sole obligation shall be to rectify substantial malfunctions of the software (to the extent technically reasonably possible) by amending the software or supplying an alternative version of the software.

4.1
Preventative Maintenance.  Exhibitor shall schedule no less than two (2) preventative maintenance visits per year by a Barco Certified technician, to each of Exhibitor’s theatres covered by this Agreement.  During these visits, Covered Equipment will receive preventative service and maintenance as set out and required in the Covered Equipment’s service manuals.  While the semi-annual preventative service maintenance visits are not designed to diagnose or predict Covered Equipment problems, the Barco Certified technician will make known to Exhibitor and fix any other Covered Equipment issues that are observed during the visit, if any.

4.2
Updates.Barco will provide hardware and software updates to maintain proper operation and compliance with “DCI Specification” at no charge to the Exhibitor, as may be required from time to time. “DCI Specification” means the Digital Cinema System Specification version 1.2 issued March 7, 2008, by DCI together with ERRATA 1-15 issued on June 10, 2008, and any applicable standards formally approved and adopted by SMPTE DC28 prior to the Effective Date.

5.
Obtaining Warranty Support.  Barco is committed to providing superior customer service to customers and therefore will provide technical support under this Agreement on a 24x7x365 basis.  This support is backed up with Barco’s remote diagnostic capabilities via Barco’s Network Operations Center (“NOC”).

Barco’s warranty support and emergency response service will be conducted to restore systems to operating condition.  Subject to parts availability, Barco will restore all systems within 48 hours after initial notification via Barco’s telephone support number (866-374-7878).  Replacement equipment shall be delivered to the site by standard next morning overnight delivery at the expense of Barco.  Expedited shipping, including without limitation courier, same day delivery, weekend delivery and next flight out are available for use at Exhibitor’s discretion, but are provided at additional cost which is to be paid by Exhibitor. Barco, in its sole discretion, may deem it reasonable for an employee of the Exhibitor (who is also a Barco Certified Engineer) to perform such required services. In that case, upon the mutual agreement of Barco’s direct service team and Exhibitor, such employee of Exhibitor may perform such required services, provided, however, that Barco will remain responsible for performance of such services.  The warranty support process is described in detail in Exhibit C.

5.1
Replacement Part or Covered Equipment Return to Manufacturer.  In the event that a replacement part or item of Covered Equipment or the Covered Equipment itself is required as identified in any part of Exhibit C sub-section “Tier 3 Issues Requiring Replacement Equipment,” Exhibitor is responsible to remove and return the faulty part or Covered Equipment to Barco, at a Barco location specified by Barco, at Exhibitor’s sole expense for the duration of the Warranty Period. The process for return shipments shall be as follows:

5.1.1
Original Packaging.  Replacement parts or Covered Equipment will arrive from Barco properly packaged.  Exhibitor should make note of and retain all packaging materials, when possible.  All faulty parts or Covered Equipment must be returned in the same packaging as the replacement parts or Covered Equipment was shipped in, when possible. Exhibitor will be responsible for the costs associated with the repair of any damage due to improper removal or packaging of the returned part of Covered Equipment, when applicable.  Barco will provide documentation to provide to the shipper if damage occurred during shipping so that Exhibitor can make a claim with shipper’s insurance carrier.

5.1.2
Shipping Instructions.  Shipping instructions as well as a Return to Manufacturer Authorization (“RMA”) number will be included in the original packaging with the replacement part or piece of Covered Equipment.  Exhibitor is required to return the faulty part or piece of Covered Equipment in the original packaging with the RMA clearly marked to the address indicated in the shipping instructions. The faulty part or Covered Equipment must be returned as instructed within one (1) week after Exhibitor’s receipt of the replacement part or Covered Equipment.

5.1.3	Shipping Method. Barco requires the return shipping method to be insured, certified and traceable.

5.1.4
Failure to Return Faulty Part or Covered Equipment.  If the faulty part or Covered Equipment is not returned within one (1) week after the RMA number is issued, Exhibitor will be notified and requested to return the part or Covered Equipment. After two (2) weeks from the RMA issuance date, Exhibitor will be invoiced for the cost of the part or Covered Equipment that was not returned.

5.1.5
Property of Barco.  Parts removed from the Equipment and replaced at no charge become property of Barco. Parts or Covered Equipment returned as faulty will be analyzed to confirm the presence of defects.

6.	Exhibitor’s Responsibilities. Warranty coverage as detailed in Article 4 shall be conditional on Exhibitor’s compliance with the following:

6.1
Covered Equipment Maintenance.  Exhibitor shall ensure that the Covered Equipment is regularly maintained in accordance with manufacturer’s guidelines as defined in the Covered Equipment’s product manuals.

6.2
Barco Certified Service and Repairs.  Exhibitor shall ensure that all repair and service activities are undertaken by a Barco Service Certified Engineer, unless instructed otherwise and approved in writing by Barco.

6.3
Normal Usage.  Exhibitor shall ensure that the Covered Equipment is "normally used" for the intended purpose and operated in strict accordance with the operating instructions set forth in the Covered Equipment’s individual operating manuals and shall not have been otherwise misused, abused or damaged.  For the purpose of Warranty, "normally used" is defined as regular, ordinary and routine usage of the Covered Equipment as intended and/or recommended by Barco.

6.4
Trained Operators.  Exhibitor shall ensure that Covered Equipment is operated at all times by personnel who have completed Barco’s operator instruction and training programs or have received instruction from an individual who has completed Barco’s operator instruction and training program such that all such personnel are trained to a level sufficient to allow such personnel to properly operate the Equipment.  Theatre Directors shall retain a copy of Barco’s training and operating manuals and shall certify to Barco in writing the identity of each employee of Exhibitor who has received instruction and training to operate the Covered Equipment.

6.5
Barco Approved Products.  Exhibitor shall ensure that the Covered Equipment is not connected to or used in combination with other products or equipment (hardware and/or software), which have not been approved by Barco.

6.6	Safety Precautions. Exhibitor shall be responsible to implement proper safety precautions at each Theatre and shall communicate such safety measures to Barco certified personnel visiting the location.

6.7
Changes to Covered Equipment Environment.  Exhibitor shall advise Barco immediately in writing of all changes to the location and/or the installation of which the Covered Equipment is a part and/or the conditions of use thereof and shall comply with those corresponding provisions of the CIDM Agreement, including without limitation, prior notice to CIDM and Barco and obtaining approval from CIDM and Barco.  In such circumstances, Barco shall be entitled to an appropriate revision of the terms and/or conditions of this Warranty (including, without limitation, the charges payable hereunder). If the parties are unable to agree on such appropriate revisions to this Agreement, Exhibitor shall pay Barco all actual costs necessary to keep the Covered Equipment operating and compliant or pay Barco all actual costs associated with moving the Covered Equipment to a substitute location acceptable to Barco, including without limitation, any remarketing costs.

6.8
Compliance.  Exhibitor shall at all times fully comply with any of its other obligations under this Agreement, in particular its obligation to pay to Barco the warranty fees in accordance with Section 9 and its obligation to allow Barco reasonable access to the Exhibitor’s Theatres (including its network) and to render Barco reasonable cooperation.

6.9
Internet Connectivity.  Exhibitor shall establish and maintain dedicated high speed internet connectivity for remote monitoring.  Exhibitor shall provide a single point of centralized access for internet connectivity of all Theatres in Exhibitor’s circuit.  If Exhibitor does not meet this requirement, Barco may install wireless connectivity at Exhibitor’s expense.

7.
Negligence and Misuse Fees.  In addition to the responsibilities outlined in Section 6, Exhibitor understands that there are certain actions and inactions (collectively, Negligence and Misuse) that will result in additional fees and costs charged to the Exhibitor and imposed by Barco in its sole discretion.  The Negligence and Misuse fees will be an additional payment for the items of Covered Equipment that are neglected or misused. Payment of the additional fees will be due within 30 days after notification by Barco.  Additional fees may be imposed by Barco in the following circumstances, among others:

7.1.
Non Barco Certified Personnel.  If Covered Equipment is maintained, repaired, altered or such is attempted by anyone other than a BCE,  or Covered Equipment is operated or such is attempted by anyone other than Exhibitor’s trained operational staff without the prior approval of Barco, whether this involves individual items or the installation as a whole.

7.2.	Change in Equipment Location. If Covered Equipment is moved or removed from the installed location without prior written notification to Barco.

7.3.
Improper Environment.  If Covered Equipment is not maintained in the proper environment as described in the technical specifications of the Covered Equipment including, but not limited to, ambient temperature and degree of humidity. These parameters are necessary to provide for the proper operation of the Covered Equipment.

7.4.	Use of Non-Barco Provided Parts or Accessories. If replacement parts or labor are required due to use of parts (including replacement parts) or accessories not provided by Barco.

7.5.	Disabling of Cooling Systems. If replacement parts or labor are required due to deliberate disabling of fans or other factory-provided cooling systems.

7.6.
Improper Exposure.  If replacement parts or labor are required because Exhibitor has made use of high-pressure washes or has allowed Covered Equipment to be exposed to concentrated detergents or other chemical agents or solvents.

7.7.	Intentional or Negligent Usage. If replacement parts or labor are required due to the intentional or negligent misuse of the Covered Equipment.

8.
Equipment Consumables.  Exhibitor is required to use Barco approved consumables.  Use of non-Barco approved consumables such as lamps, reflectors and coolant shall void the Warranty unless waived by Barco in writing, in which event the Warranty shall continue pursuant to the terms of this Agreement.

9.
Warranty Fee and Payment Terms.  Exhibitor agrees to pay Barco a warranty fee on the Digital Systems to encompass a full ten (10) year period of warranty from the date of acceptance of the Digital Systems (the “Warranty Start Date”).  This warranty fee will be adjusted annually for CPI, The warranty fee will be determined by the level of warranty service as selected by the Exhibitor.  These program levels are described as follows:

9.1.
Gold Program. Exhibitor agrees to pay Barco $3,000 USD per screen, and per LMS, per year to encompass a full ten (10) year period.  Under this program, Barco’s Service Teams will provide all service work to Covered Equipment including the twice-annual preventative maintenance visits, “24 x 7 x 365” technical support and engineering support,  including parts (except equipment consumables) and software updates  (See Exhibit F for more detail)

9.2.
Silver Program. Exhibitor agrees to pay Barco $2,000 USD per screen, and per LMS, per year to encompass a full ten (10) year period.  Under this program, Exhibitor’s in-house factory-trained service team of Barco Certified Engineers shall provide all site service to Covered Equipment as needed, including the twice-annual preventative maintenance visits.  Barco will provide training of Exhibitor’s staff for installation, component swap, “24 x 7 x 365” technical support and engineering support including parts (except equipment consumables), and including software updates.  If Exhibitor’s in-house certified service team cannot resolve equipment faults or malfunctions after using the Barco support process, a technician may be dispatched from Barco at standard hourly rates outlined in Exhibit E, which shall be at Exhibitor’s expense.  (See Exhibit F for more detail)

9.3.
Bronze Program. Exhibitor agrees to pay Barco $1,000 USD per screen, and per LMS, per year to encompass a ten (10) year period beginning on the Warranty Start Date. Under this program, Exhibitor’s in-house factory trained service team of Barco Certified Engineers shall provide all site service as needed and within the defined response times (see Exhibit B), including the twice-annual preventative maintenance visits. Barco will provide a limited number of (5 Barco installation training certifications included at Barco’s expense) training certifications for Exhibitor’s staff for installation, component swap, “24 x 7x 365” technical support and engineering support and software updates. Exhibitor will be responsible for the purchase and stocking of local replacement parts and the purchase of any replacement part replenishment, and shall order such from the manufacturer as needed. If Exhibitor’s certified in-house service team cannot resolve equipment faults or malfunctions after using the Barco support process, a technician may be dispatched from Barco at standard hourly rates outlined in Exhibit D which shall be at Exhibitor’s expense. Exhibitor is responsible for purchasing extended warranty coverage for all Covered Equipment for the full ten (10) year period of warranty. (See Exhibit F for more detail)

The first year’s fee of the Warranty will be payable in annual installments.  The invoices for these installments will become due thirty (30) days after invoice date.  For the remaining years, Barco will bill Exhibitor for the next year’s coverage at least thirty (30) days prior to the anniversary date of this Agreement with payment due not later than the anniversary date.

10.
Breach.  Exhibitor shall be in breach of this Agreement upon the breach by Exhibitor of any material term, condition or provision of this Agreement or any term, condition or provision required by the law relating to this Agreement, including, but not limited to, non-payment and the failure by Exhibitor to remedy such non-payment within fourteen (14) days after having received written notice from Barco of such non-payment, and failure by Exhibitor to remedy any other such material breach within thirty (30) days after having received written notice from Barco specifying the nature of the breach.  Upon any breach of any material term by Exhibitor, Barco shall have the option to discontinue the performance of its obligations under this Agreement; provided, however, that to the extent such breach, other than non-payment, is susceptible of cure and Exhibitor has commenced a cure within such period, such period shall continue for as long as Exhibitor diligently pursues a cure but in any event shall not exceed 60 days after receipt of Barco’s written notice.

11.
Warranty Expiration. Upon expiration of this Agreement, Exhibitor shall be liable for and shall pay to Barco all outstanding costs and expenses owed, including reasonable attorneys’ fees, collection fees and all other amounts owed to Barco.  Such right to payment shall be in addition to all other rights and remedies that Barco has under law, in equity and by contract.

12.	Assignability. This Agreement shall not be assigned by Exhibitor without the prior written consent of Barco which shall not be unreasonably withheld.

13.
Indemnification.  Each party (the “Indemnifying Party”) agrees to indemnify and hold the other party (the “Indemnified Party”) harmless from, and fully defend the Indemnified Party at the Indemnifying Party’s own expense against each and every claim, demand, damage, expense, loss, liability, and suit or other action arising out of any injury (including death) to persons, including the Indemnifying Party’s’ employees, and property occasioned in any way by the omissions, errors or acts caused by, the Indemnifying Party, the Indemnifying Party’s’ subcontractors, or their subcontractor’s agents or employees while engaged in the performance of this Agreement, excepting only injury to persons or property caused by the sole negligence of the Indemnified Party.

14.	Events of Termination. This agreement may be terminated, without penalty and subject only to the surviving provisions hereof, in accordance with the following provisions:

14.1.
Bankruptcy.  In the event that (i) a petition in bankruptcy is filed by or against a party, or (ii) a party is declared bankrupt, or (iii) a party becomes insolvent or its credit becomes impaired, or (iv) proceedings are initiated by or against a party seeking appointment of a receiver, reorganization, liquidation, dissolution, debt rearrangement or any other similar relief, or (v) if a party fails to perform or fulfill at any time any material obligation or condition under this Agreement and fails to cure such failure within thirty (30) days notice to the defaulting party, the  non defaulting party may terminate this Agreement upon immediate notice.

14.2.
Other Termination. Notwithstanding the provisions in Section 14.1, either party may terminate this Agreement within ninety (90) days of the end of the Warranty Period after giving notice in writing to the other party.

15.
Limitation of Liability.  Barco shall not be liable for indirect, incidental, special, punitive, or consequential damages such as, but not limited to, damage to, or loss of tangible property or equipment, loss of profits or revenue, cost of capital, cost of purchase or replacement of goods, or claims by Exhibitor, or its end-user for service interruptions.  The liability of Barco for direct damages, or in the event of a failure of warranty, or invalidity of any of the foregoing limitations, from the manufacture, sale, lease, rental, delivery, resale, installation, operation failure, malfunction, maintenance or unsuitability for use of any equipment, or software furnished under this Agreement, whether arising out of contract (including any claim for indemnification under Section 13), negligence, strict liability, warranty, or otherwise, shall not exceed the annual fee for the services rendered or to be rendered and such fee is based upon Barco’s liabilities being so limited, and the Buyer does not wish to negotiate a price on less restrictive terms.

16.
Export of Products.  Exhibitor shall comply with any export restrictions of any EU Member State, the US and any other applicable export control laws and regulations or any end-user certificate issued thereunder and shall not export, nor permit the export or re-export of (i) any proprietary information or software or any copy thereof, or (ii) the Covered Equipment in violation of any such laws, restrictions and regulations, or without all required licenses and authorizations, to any country to which the said export laws, restrictions and regulations prohibit exportation.  Exhibitor shall inform Barco on any local rules or regulations which may restrict, technically, regulatory or otherwise, the deployment or operation of the Covered Equipment in Exhibitor’s country.

17.
Force Majeure.  Neither party hereto shall be responsible for any loss or damage to the other party in the event it is unable to fulfill all or any part of its obligations (other than the payment of money) hereunder, or is prevented or delayed from fulfilling the same, due to act of God, war, terrorism or hostilities, invasion, rebellion, insurrection, riot, strike, lockout, commotion, disorder, flood, earthquake, or any other cause beyond the reasonable control of the party (including, without limitation, parts availability, transportation availability, personnel availability, access to Theatre sites and equipment, union restrictions and the like) and occurring without such party’s fault or negligence.  In the event that such an event occurs, the party under this Agreement shall be suspended for the duration and to the extent of the force majeure occurrence and once the force majeure occurrence ceases to exist, the rights and obligations of the affected party under this Agreement shall be suspended for the duration and to the extent of the force majeure occurrence and once the force majeure occurrence ceases to exist, the rights and obligations of the affected party shall continue in full force.  In the event a force majeure occurrence delays performance of any part of the services hereunder by more than thirty (30) days, the parties shall meet to determine the effect such occurrence has on this Agreement and, if necessary, amend any portion of this Agreement.

18.
Regulations, Applicable Laws, Attorney Fees, and Severability.  The laws of the State of New York shall govern the validity, construction and performance of the terms of this Agreement. Exhibitor agrees that any claims or controversies arising from this Agreement shall be litigated, if necessary, only in the jurisdiction of the Federal and State Courts in the State of New York and when applicable, Manhattan County.  In the event of litigation involving the terms of this Agreement, or matters arising from the Agreement, the prevailing party shall be paid reasonable attorney fees and costs.  Any action for breach of these terms, or arising out of these terms must be commenced within one (1) year from the date the right, claim, demand, or cause of action shall first occur, or be barred forever, except that an action for non-payment may be brought within one (1) year of the date of the last payment made. Each provision of this Agreement is severable and, in the event that any one or more thereof may be declared invalid, the remainder of this Agreement shall nevertheless remain in full force and effect.  Barco’s failure to enforce any provision of this Agreement shall not be deemed as a waiver of any of Barco’s rights.

19.
Independent Contractor.  In performing their obligations hereunder, the parties are acting as independent contractors and not as agents of one another.  Neither party shall at any time have the authority to extend, obligate or bind the other to obligations, commitments, warranties and/or responsibilities other than those specifically assented to in writing, and each shall be solely responsible for the acts of its employees and agents.

20.
Entire Agreement.  This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes any prior agreement relating to such subject matter.  Unless otherwise noted herein, there are no other written or oral agreements between the parties relating to the subject matter hereof.

21.
Notices.  Unless otherwise specified all notices that are required to be given pursuant to this Agreement shall be given in writing and shall, if sent by telefax or e-mail, promptly thereafter be confirmed by registered mail, addressed:

as to Barco:11101 Trade Center Drive. Rancho Cordova, CA. 95670

as to Exhibitor:  250 E. Broad Street, Westfield, NJ. 07090

or to such other address as either party may notify in writing to the other party after the date hereof.  A notice shall be deemed to have been given on the date of sending the tele-fax or e-mail; provided, such notice has been confirmed by registered mail as evidenced by the post office receipt.

22.
Survival.  The following provisions shall survive the expiration or termination of this Agreement: Article 13 (Indemnification), Article 15 (Limitation of Liability), Article 16 (Export of Products), and Articles 17 - 21.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed on the Effective Date in two (2) originals.

Barco, Inc.	Exhibitor
Signature: /s/ Todd Hoddick	Signature: /s/ A. Dale Mayo
Print Name: Todd Hoddick	Print Name: A. Dale Mayo
Title:	Title: CEO
Date: 3/29/2011	Date: 3/29/2011

Program Level Applicable to this Agreement:
(Selected for entire circuit as deployed)

Program Level	Barco, Inc.	Exhibitor
Gold
Silver
Bronze

EXHIBIT A
COVERED EQUIPMENT

Screen Number	Projector Type	Projector Serial Number	Server Type	Server Serial Number	Installation Date

EXHIBIT B
THEATRE LOCATIONS WITH A 2-HOUR ON-SITE RESPONSE TIME

Where it is determined that Tier 3 support is required, Barco (or Exhibitor, depending on program level selected)) will dispatch a Field Service Engineer (“FSE”) to be onsite within 2 hours after the initial call in designated market areas (see below), within 4 hours for cities within 125 miles of said designated market areas, and generally within 12 hours for all other locations.

At a maximum service provider has 48 hours to respond and restore a Digital System to functionality.

Atlanta, GA
Austin, TX
Baltimore, MD
Boston, MA
Buffalo, NY
Charlotte, NC
Chicago, IL
Cincinnati, OH
Cleveland, OH
Columbus, OH
Dallas, TX
Denver, CO
Detroit, MI
Hartford, CT
Houston, TX
Indianapolis, IN
Jacksonville, FL
Kansas City, MO
Las Vegas, NV
Los Angeles, CA
Louisville, KY
Memphis, TN
Miami, FL
Milwaukee, WI
Minneapolis, MN
Montreal, QC

Nashville, TN
New York, NY
Oklahoma City, OK
Orlando, FL
Ottawa, ON
Philadelphia, PA
Phoenix, AZ
Pittsburg, PA
Portland, OR
Providence, RI
Richmond, VA
Riverside, CA
Sacramento, CA
San Antonio, TX
San Diego, CA
San Francisco, CA
San Jose, CA
Seattle, WA
St. Louis, MO
Tampa, FL
Toronto, ON
Vancouver, BC
Virginia Beach, VA
Washington, DC

EXHIBIT C
SAMPLE BARCO SUPPORT PROCESS (Gold Program)

BARCO SUPPORT PROCESS
Support Process Flow Chart

Support Process Details

1A.
In order to obtain Warranty support, Exhibitor will contact the Barco toll-free help desk (866.465.3015). A Trouble Ticket (TT) will immediately be assigned to Exhibitors support request. The technical support call center will require standard information regarding the faulty Covered Equipment including the effected Covered Equipments exact location, serial number of the specific piece of Covered Equipment and a full description of the defect.

1B.
Tier 1 Resolution: The Barco Service Team help desk will make every reasonable effort to identify and resolve Warranty issues during the initial phone call. When the Warranty issues are fully rectified as part of the Tier 1 support level, the TT will be closed and no further actions will be required.

1C.	Tier 1 Escalation: If the Barco Service Team help desk is unable to rectify the Warranty issues during the intial phone call, further diagnostics are undertaken under a Tier 2 support level.

2A.
Tier 2 Resolution: A Barco Certified Engineer (BCE) will make every reasonable effort to identify and resolve the Warranty issue remotely. This process may involve more than one phone call and may require participation from the Exhibitor. When a Warranty issue is fully recitfied as part of the Tier 2 support level, the TT will be closed and no further actions will be required from Barco.

2B.
Tier 2 Escalation for All Other Reasons: If the BCE is unable to remotely diagnose and recitify the Warranty issue, further actions will be undertaken. At this point, the TT will be escalated to a Tier 3 support level.

2C.
Tier 2 Escalation Requiring Replacement Part: If the BCE determines that a spare replacement part is required to remedy the issue, then the TT will be escalated to Tier 3 support level where the necessary replacement part(s) will be requested and the TT will be assigned to a local Barco Certified Field Service Engineer (FSE) to replace the spare part onsite.

3.
Tier 3 Issues Requiring Replacement Equipment: The FSE will make every reasonable effort to resolve Warranty issues during the site visit. When the FSE is able to resolve the Warranty issue (via repair, part replacement or combination thereof), and successfuly test Covered Equipment and confirm to Exhibitor that Covered Equipment is fully operational, the TT will be closed and no further actions will be required from Barco. When a Warranty issue is fully recitfied as part of the Tier 3 support level, the TT will be closed and no further actions will be required from Barco.

In the event the FSE is unble to resolve any Warranty issue within a reasonable amount of time, Barco will replace the faulty Covered Equipment with, at Barco’s option, new or reconditioned equipment.

EXHIBIT D

On-site Labor Rates for Time and Materials Service Calls

If on-site support is required on a time and materials basis, the following table will be used to determine fees payable by Exhibitor.  Exhibitor will be billed for travel rates and on-site labor rates as applicable.  In addition, actual travel expenses will apply to all service calls.

Per Call Travel Rates

0 - 120 miles
Regular Business Hours (8am - 5pm, local time)	$90/hour
Overtime Hours (5pm - 8am, local time)	$150/hour

Per Call Labor Rates

0 - 120 miles
Regular Business Hours (8am - 5pm, local time)	$150/hour
Overtime Hours (5pm - 8am, local time)	$225/hour

Hourly rate is for actual time spent at Exhibitor location performing service and repair, rounded to the nearest one-half (1/2) hour with a minimum charge of 4-hours.

EXHIBIT E
EXHIBITOR SERVICE REQUIREMENTS

If at any time the number of missed shows on the Covered Equipment serviced by Exhibitor, as a percentage of the total showings on such Covered Equipment serviced by Exhibitor, exceeds one and one half percent (1.5%) due to Exhibitor’s failure to fulfill its service requirements set forth in this Exhibit E, Section 9, or any other provision of the Warranty Agreement between Exhibitor and Barco, or Barco determines in its sole reasonable discretion that Exhibitor is not fulfilling all of Exhibitor’s warranty service obligations under this Agreement, including without limitation Exhibit F of this Agreement, then Barco shall notify Exhibitor and CIDM of such determination, and all parties shall immediately meet and discuss Barco’s concerns regarding Exhibitor’s ineffectiveness in complying with all of Exhibitor’s warranty service obligations under this Agreement.

During such time and until such shortcoming is remedied, the Exhibitor shall be required at its cost and expense to engage Barco  technicians at the standard hourly rates set forth in Exhibit D to assist in remedying such shortcomings at such complex(es).  All parties will continue to discuss such shortcomings and continually evaluate the Exhibitor’s efforts and steps taken to remedy those shortcomings.

If after a reasonable period of time, Barco reasonably believes that Exhibitor has remedied the shortcomings and is able to resume fulfilling its obligations of the Gold, Silver or Bronze program level of warranty service at such complex, then Barco shall notify CIDM and the Exhibitor that Exhibitor will be allowed to do so.

•	Precedent Requirements
o	Training
Current installation and support training certificates for major manufacturers components (Barco, Doremi, Dolby, etc.) included in systems deployed.
o	Equipment
Complete complement of tools required to install, maintain and calibrate the systems as per manufacturer’s components guidelines, as well as a working knowledge of their use.

•	Preventative Maintenance
o
As required, but not less than a semi-annual frequency for all system components. (some sites may require more frequent preventative maintenance service because of challenging environmental conditions and/or high usage)

o
Perform maintenance as dictated by system components manufacturers and/or Barco.  Applicable maintenance activities for the individual components are detailed in the service and installation manuals.  These manuals are subject to change, and notification of changes will be provided to Barco certified personnel as per the certification program.

o	Conduct ongoing projectionist/management staff training as required.

•	Emergency Services
o	Perform all required emergency service without limitation.
o	Be available via phone/e-mail during all theatre operational hours to assist site in equipment issue resolution.
o	Arrive at site within defined response times in order to perform equipment repair or maintenance.
o	Obtain parts and ship defectives back in accordance with guidelines and policies provided by Barco
o	Barco support procedures, as defined in Exhibit C of the Warranty Agreement between Exhibitor and Barco must be adhered to.

•	Reporting
o	Immediately notify Barco via the Toll Free NOC and support center for any failures or situations which have caused or may cause a Covered Equipment failure.
o	Immediately notify CIDM of each server swap so that delivery company can issue a new key
o
Provide to CIDM weekly electronic reports containing, by theatre and screen number, detailed failure/resolution, timeline, missed show, general type of problem (e.g., operator error, server, projector, digital cinema package, key, power outage, force majeure, or other), material disposition information, and Barco NOC ticket number.

o	Provide to CIDM monthly reports of any issues found during a Preventative Maintenance visit

Maintain an accurate database of all work performed, both preventative and emergency, which shall be furnished to CIDM monthly.

Exhibit F – Warranty Service Level Responsibilities
Barco responsibilities and Exhibitor responsibilities as delineated by Gold, Silver, and Bronze programs

Gold Program Responsibilities ($3,000 per screen, and per LMS, per year)
Barco provides a turnkey preventative maintenance and warranty solution for all components of the Covered Equipment, including proactive monitoring and maintenance, 24/7 telephone technical support, and emergency on-site support.
Task/Activity	Barco Responsibility	Exhibitor Responsibility
Two preventative maintenance visits per year	Yes	No
Emergency response time within designated market areas as defined in Exhibit B	Yes	No
Emergency Service	Yes	No
Provide 10-year parts warranty for Projector	Yes	No
Purchase 10-year parts warranty for Screen Server	Yes	No
Purchase 10-year parts warranty for LMS and TCC	Yes	No
Monitor all digital cinema gear 24/7/365 via NOC	Yes	No
Full call center and trouble ticketing support	Yes	No

Silver Program Responsibilities ($2,000 per screen, and per LMS, per year)
Barco provides full parts-only warranty for the projector, screen servers, and LMS servers, and provides proactive monitoring and maintenance of all equipment and 24/7 telephone technical support.

Exhibitor is responsible for performing or subcontracting all preventative maintenance and emergency service to self-maintain equipment for ten (10) years. Exhibitor service team is also responsible for reporting back to the Barco NOC and Call Center while resolving cases.

Task/Activity	Barco Responsibility	Exhibitor Responsibility
Two preventative maintenance visits per year	No	Yes
Emergency response time within designated market areas as defined in Exhibit B	No	Yes
Emergency Service	No	Yes
Provide 10-year parts warranty for Projector	Yes	No
Purchase 10-year parts warranty for Screen Server	Yes	No
Purchase 10-year parts warranty for LMS and TCC	Yes	No
Monitor all digital cinema gear 24/7/365 via NOC	Yes	No
Full call center and trouble ticketing support	Yes	No

Bronze Program Responsibilities ($1,000 per screen, and per LMS, per year)
Barco provides proactive monitoring and maintenance of all equipment and 24/7 telephone technical support.

Exhibitor is responsible for purchasing warranty coverage for all Covered Equipment and for performing or subcontracting all preventative maintenance and emergency service to self-maintain equipment for ten (10) years. Exhibitor service team is also responsible for reporting back to the Barco NOC and Call Center while resolving cases.

Task/Activity	Barco Responsibility	Exhibitor Responsibility
Two preventative maintenance visits per year	No	Yes
Emergency response time within designated market areas as defined in Exhibit B	No	Yes
Emergency Service	No	Yes
Provide 10-year parts warranty for Projector	No	Yes
Purchase 10-year parts warranty for Screen Server	No	Yes
Purchase 10-year parts warranty for LMS and TCC	No	Yes
Monitor all digital cinema gear 24/7/365 via NOC	Yes	No
Full call center and trouble ticketing support	Yes	No